Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

(F O R I M M E D I A T E R E L E A S E)

Contacts:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
414-354-1500

Bank Mutual Corporation Announces

Quarterly Cash Dividend aND StoCK REPURCHASE PROGRAM

Milwaukee, Wisconsin

February 2, 2015

Bank Mutual Corporation (NASDAQ: BKMU) announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share. The cash dividend will be paid on February 27, 2015, to shareholders of record on February 13, 2015. This cash dividend is the fifty-seventh quarterly cash dividend paid by Bank Mutual Corporation since becoming a capital stock organization in 2000.

Bank Mutual Corporation also announced that its Board of Directors approved a stock repurchase program whereby it may repurchase up to 2.3 million shares of its common stock, which represents 5.0% of its currently outstanding shares. Repurchases may be made from time to time and will be effectuated through open market purchases, unsolicited negotiated transactions, or in such other manner deemed appropriate by management. The repurchase program does not specify the timing of purchases or the prices to be paid. Bank Mutual Corporation’s repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

Bank Mutual Corporation is the third largest banking institution headquartered in the state of Wisconsin, with assets at December 31, 2014, of $2.3 billion. Its subsidiary bank, Bank Mutual, operates 75 offices in the state of Wisconsin and one office in Minnesota.

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